Exhibit 10

MILL ROAD CAPITAL

February 20, 2009

Mark Zesbaugh

Kona Grill, Inc.

7150 East Camelback Road

Suite 220

Scottsdale, AZ 85251

Dear Mark:

As Kona’s second largest shareholder, I find it wholly unacceptable that the Company’s Chairman and CEO, Marcus Jundt, has made numerous proposals, and has run a fund raising process, that are inconsistent with his fiduciary duties. The Independent Members of the Board have failed to fully and fairly investigate these issues, the Company refuses to hire independent advisors in its fundraising process, and finally and most recently, the Company is selectively offering Mill Road less favorable terms than other investors.

In our last conversation in mid-January, I outlined a set of concerns relating to the Company’s CEO, Marcus Jundt, and actions that he took on behalf of himself and the Company. I noted to you:

•	His stated objective of finding a non-competitive process in which he and related parties could inject cheap and highly dilutive capital in the Company;

•	His improper request to Mill Road for a $6 million personal loan so that he and Board Member Hauser could buy cheap and highly dilutive equity in the Company;

•	His unconscionable offer to reward us with $3 million in underpriced shares in Kona and a Board seat as compensation for that loan;

•	His fundraising plan in which he stated he was only considering one other financing offer and that was from a quasi-related party (likely his father);

•	His failure to follow through on his pledge to allow us to compete for any legitimate fundraising done by the Company;

•	His failure to follow through on a pledge that the Company would not raise any financing between December 17 and the end of the year;

•	His attempted sale of Company shares to Mr. James Jundt (his father) in a non-competitive process, at a near record low price that was announced in the downtime between Christmas and New Year; and

•	His subsequent offer to buy all of Mill Road’s shares at a price of $5 per share if we “would go away”.

In our call, I filed a formal ethics complaint with you against Marcus Jundt and told you I would fully elaborate the complaint and provide supporting documentation if and when I was contacted by an independent investigator. I further urged you to hire an independent investment bank and independent legal counsel to ensure that any future fundraising was done in an fair way consistent with the Company’s fiduciary duty to all shareholders.

Two Sound View Drive, Suite 300 — Greenwich, CT 06830 — (203) 987-3500

The follow through on these requests has been both disappointing and unacceptable. With respect to my ethics complaint, you recently reported to me that the ethics charges against Mr. Jundt were reviewed, investigated and dismissed. In the course of the “appropriate” investigation, no one from the Company attempted to contact me, or anyone else at Mill Road, for a full elaboration of the complaint, no one at Mill Road was asked to corroborate the complaint and no documentary evidence was requested.

With respect to the fundraising, we have learned that the Company has not hired an independent investment bank to guide the process, nor has it hired independent counsel to document and regulate the process. Given this lack of independent control, I communicated to you as recently as yesterday that I was very concerned:

“that the Company is not running a full and fair process, that the special committee is not duly constituted according to Delaware law, and that the Company is continuing to put itself and its directors at great financial risk.”

Yesterday afternoon, we received a term sheet from the Company’s CFO, Mark Robinow, and were told that we had 24 hours to respond. Today, I learned that the process has been neither fair nor equitable. In conversations with other potential investors, I learned that the term sheet that Mr. Robinow provided to Mill Road was different and less favorable than the term sheet that other investors were working with.

As such, we are formally withdrawing from this fundraising process. If any fundraising is closed as a result of this skewed fundraising process, we reserve the right to pursue any and all remedies against the Company and personally against its management and directors.

We further note that we are very concerned that related party insiders may be receiving the more favorable term sheet and that they may be allocated a disproportionate share of the offering.

In the very strongest terms, I urge you not to finalize this financing.

Yours,

/s/ Thomas E. Lynch
Thomas Lynch
Senior Managing Director
Mill Road Capital L.P.